UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 17, 2016

Crossroads Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11000 North Mo-Pac Expressway #150, Austin, Texas	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 928-7335

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation; Change in Fiscal Year.

On June 17, 2016, Crossroads Systems, Inc. (the “Company”) filed a certificate of amendment (the “Amendment”) to the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State to effect a one-for-twenty reverse stock split (the “Reverse Split”) of the Company’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”), effective at 12:01 a.m. Central Daylight Time on June 20, 2016 (the “Effective Time”). As previously announced, on May 25, 2016 the Company’s stockholders approved the Amendment to effect the Reverse Split at the Company’s 2016 annual meeting of stockholders.

As a result of the Reverse Split, at the Effective Time, every twenty (20) shares of the Company’s issued and outstanding common stock will be automatically combined and reclassified into one (1) share of the Company’s common stock. The Company will pay cash in lieu of issuing fractional shares in connection with the Reverse Split in an amount equal to the product obtained by multiplying (a) the number of shares of pre-split Common Stock held by the stockholder that would otherwise have been exchanged for such fractional share interest by (b) the average of the last reported sales prices of the Common Stock as quoted on Nasdaq for the twenty business days ending on the trading day that is the second day immediately prior to the Effective Time.

A copy of the Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 17, 2016	CROSSROADS SYSTEMS, INC.

	By:	/s/ Jennifer Crane
		Name:	Jennifer Crane
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc.